Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

FG Financial Group, Inc.

St. Petersburg, FL

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-225362 and 333-19500) of FG Financial Group, Inc., f/k/a 1347 Property Insurance Holdings, Inc. of our report dated March 30, 2020, relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ BDO USA LLP

Grand Rapids, Michigan

March 18, 2021